UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE A CT OF 1934

Date of report (Date of earliest event reported)  June 23, 2008

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3200
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Morris B. Smith as Chief Financial Officer

As noted in the Current Report on Form 8-K filed on June 13, 2008, on June 10, 2008, Morris B. Smith notified Cano Petroleum Inc. (the “Corporation”) of his decision to retire as Chief Financial Officer upon the finding of a suitable replacement.  As noted below, on June 23, 2008, the Corporation hired a new Chief Financial Officer and Mr. Smith retired as Chief Financial Officer.  He is remaining as a Senior Vice President of the Corporation through an orderly transition phase.

Appointment of Benjamin Daitch as Senior Vice President and Chief Financial Officer

On June 23, 2008, Benjamin Daitch, 40, was appointed as Senior Vice President and Chief Financial Officer of the Corporation.  From March 2008 until June 2008, he was a financial consultant to CDX Gas, LLC.  From September 2006 until March 2008, Mr. Daitch served as Senior Vice President and Chief Financial Officer of CDX Gas, LLC and from April 2006 until September 2006 served as Vice President of the Energy and Infrastructure Group of Trust Company of the West.  From August 2004 to April 2006, he was a Director in the Global Energy Group of UBS Investment Bank.  From June 2000 to August 2004, Mr. Daitch served as a Vice President in the Natural Resources Investment Banking Group of Banc of America Securities LLC.  There is no family relationship among Mr. Daitch and any directors or other executive officers.

In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Daitch entered into an employment agreement with the Corporation for a three-year term with an annual salary of $250,000 and a bonus to be determined at the discretion of the board of directors (the “Board”) of up to Mr. Daitch’s entire annual base salary and/or stock bonuses.  In addition, Mr. Daitch may receive increases in base salary at the discretion of the Board.

Mr. Daitch’s employment may be terminated prior to June 23, 2011 without breach of the employment agreement only (i) upon his death; (ii) if, as a result of his incapacity due to physical or mental illness, he shall be absent from his duties or unable to perform his duties for a total of 90 days during any twelve month period, and within fifteen days after written notice of termination is given, shall not have returned to the performance of his full duties on a full time basis; or (iii) for “Cause” as defined in his employment agreement.

If the Corporation (i) terminates Mr. Daitch’s employment other than due to his physical or mental illness as set forth in the employment agreement or other than for “Cause” as defined in the employment agreement; (ii) assigns him any duties materially inconsistent with his position as Senior Vice President and Chief Financial Officer; or (iii) assigns him a title, office or status which is inconsistent with his present title, office or status, other than a promotion, the Corporation shall pay him the greater of (a) his annual base salary for the remainder of the term of the employment agreement; or (b) six months of his annual base salary.

If within twelve months after a “Change in Control,” as defined in the employment agreement, the Corporation terminates Mr. Daitch’s employment for any reason or Mr. Daitch resigns at any time after any diminution of his job title, duties or compensation or the relocation of him to an office in a county that does not abut Tarrant County, Texas, the Corporation shall pay him three times his annual salary and three times his prior year’s bonuses and shall provide for three years to him, his spouse and dependents the right to participate in any health and dental plans that the Corporation maintains for its employees.

The employment agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On June 23, 2008, in connection with his appointment as Senior Vice President and Chief Financial Officer, the Corporation granted Mr. Daitch 100,000 shares of restricted common stock, with one-third of the shares vesting on June 23, 2009, one-third of the shares vesting on June 23, 2010, and one-third of the shares vesting  on June 23, 2011 if he is still employed by the Corporation on such dates.  Any shares of restricted stock that have not vested on the date of Mr. Daitch’s termination of service shall be forfeited.

Unless shares of restricted stock are vested and no longer subject to forfeiture, Mr. Daitch is not permitted to sell, transfer, pledge or assign such shares.  However, beginning on the date of grant of the restricted stock, he is permitted to vote such shares of restricted stock.

The restricted stock award agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1 Employment Agreement of Ben Daitch dated June 23, 2008.

10.2 Employee Restricted Stock Award Agreement of Ben Daitch dated June 23, 2008.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: June 24, 2008
	By:	/s/ Morris B. Smith
Morris B. Smith
Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement of Ben Daitch dated June 23, 2008.

10.2	Employee Restricted Stock Award Agreement of Ben Daitch dated June 23, 2008.